Exhibit 5.1
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                            HOLME ROBERTS & OWEN LLP
                       90 South Cascade Avenue, Suite 1300
                      Colorado Springs, Colorado 80903-1615
                        tel 719.473.3800 fax 719.633.1518



February 28, 2006



Board of Directors
Simtek Corporation
4250 Buckingham Drive, #100
Colorado Springs, Colorado  80907

Re: Simtek Corporation Registration Statement on Form S-1

Dear Gentlemen:

As counsel for Simtek Corporation, a Colorado corporation (the "Company"), we have examined the above-referenced Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), that the Company is filing with the Securities and Exchange Commission (the "SEC") with respect to the registration of 112,793,324 shares of its common stock, par value $0.01 per share ("Common Stock"), of which: (i) 4,020,978 shares (the "Debenture Shares") are additionally issuable upon conversion of the Debentures (as defined in that certain Convertible Loan Agreement (the "Convertible Loan Agreement"), dated as of June 28, 2002, by and among Renaissance Capital Growth and Income Fund III, Inc., Renaissance US Growth Investment Trust, PLC and BFSUS Special Opportunities Trust, PLC (collectively, the "RENN Capital Group"), the Company, and Renaissance Capital Group, Inc.) as a result of the lowering of the conversion price of the Debentures to $0.22 per share pursuant to that certain Letter Agreement, dated December 30, 2005, among the Company and the RENN Capital Group (the "Letter Agreement"); (ii) 68,750,000 shares (the "PIPE Shares") were issued to Crestview Capital Master LLC, Straus Partners, LP, Straus GEPT Partners, LP, Big Bend XXVII Investments, L.P., Toibb Investment LLC, Michael Seedman, SF Capital Partners Ltd. and the RENN Capital Group (collectively, the "PIPE Investors") pursuant to that certain Securities Purchase Agreement, dated December 30, 2005, by and among the Company and the PIPE Investors (the "Securities Purchase Agreement"); (iii) 6,260,713 shares (the "ZMD Shares") were issued to Zentrum Mikroelektronik Dresden AG ("ZMD") pursuant to that certain Asset Purchase Agreement, dated December 7, 2005, by and between the Company and ZMD (the "Asset Purchase Agreement"); and (iv) 1,062,500 shares (the "Unterberg Shares") are issuable upon the exercise of that certain Warrant, dated as of December 30, 2005, issued to C. E. Unterberg, Towbin ("Unterberg") by the Company (the "Unterberg Warrant").



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Simtek Corporation
February 28, 2006
Page 2


This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have also examined the Company's Amended and Restated Articles of Incorporation, By-laws and the originals or copies certified to our satisfaction of certain corporate records and proceedings of the Company and such other certificates, instruments and documents as we deemed appropriate to enable us to render the opinion expressed below.

In all such examinations, we have assumed, without independent investigation or inquiry, the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon and have assumed the accuracy of and have made no independent investigation of, the statements made in the certificates and other statements or information of or from public officials and officers and representatives of the Company.

Based on the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that: (a) when the Debentures are converted in accordance with the terms of the Debentures, the Convertible Loan Agreement and the Letter Agreement, the Debenture Shares issuable pursuant to such Debentures will be validly issued, fully paid and non-assessable; (b) the PIPE Shares issued to the PIPE Investors pursuant to the Securities Purchase Agreement are validly issued, fully paid and non-assessable; (c) the ZMD Shares issued to ZMD pursuant to the Asset Purchase Agreement are validly issued, fully paid and non-assessable; and (d) when the Unterberg Warrant is exercised and the exercise price paid in accordance with the terms of the Unterberg Warrant, the Unterberg Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of Colorado.

We hereby consent to the reference to us under the caption "Legal Matters" in the Registration Statement; provided, however, in giving this consent we do not


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Simtek Corporation
February 28, 2006
Page 3


admit we are included in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder. We further consent to the filing of this opinion as an exhibit to the Registration Statement.

We express no opinion as to any matters not expressly set forth herein. The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters.

Sincerely,

HOLME ROBERTS & OWEN LLP

/s/ HOLME ROBERTS & OWEN LLP